UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2013

GFI GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51103	80-0006224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Water Street
New York, NY	10041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 968-4100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c)

Item 2.02.     Results of Operations and Financial Condition.

On February 14, 2013, GFI Group Inc. issued a press release announcing the financial results for its fourth-quarter and fiscal year ended December 31, 2012 and containing information concerning a conference call to discuss such results.  A copy of the press release is set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

The information contained in Item 2.02 of this Current Report, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information contained in Item 2.02 of this Current Report, including Exhibit 99.1 attached hereto, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as may otherwise be expressly stated in such filing.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c)

On February 14, 2013, the Company announced that Colin Heffron was appointed the Company’s Chief Executive Officer, effective February 14, 2013.  As Chief Executive Officer, Mr. Heffron will report to the Board of Directors of the Company (the “Board”) and will be responsible for the general management of the Company and its business.  Michael Gooch will cease being the Company’s Chief Executive Officer on February 14, 2013, but will continue to serve as Executive Chairman of the Board and will remain active in setting the strategic direction of the Company.

Mr. Heffron, 49, joined our Board in November 2001 and has been our President since February 2004. As President, Mr. Heffron was responsible for all of our brokerage operations and our trading system software, data and analytics businesses.  Mr. Heffron joined our Company in our New York office in 1988 as a broker of foreign currency options before moving to London to assist in the establishment of our London office.  From 1991 until 1994, Mr. Heffron headed our global currency options business. From 1994 until 1997, Mr. Heffron ran the day-to-day operations of all of our U.K. businesses.  From 1998 until February 2004, Mr. Heffron was head of all of our European operations and joint-head of our Asian operations.  Mr. Heffron has extensive experience in the wholesale brokerage industry, with 25 years of experience at the Company.

There is no family relationship between Mr. Heffron and any director or executive officer of the Company.  Mr. Heffron’s Employment Agreement with the Company remains in effect and is unchanged by this appointment.  There are no understandings or arrangements between Mr. Heffron and any other person pursuant to which he was appointed Chief Executive Officer.

(e)

On February 12, 2013, based on the recommendation of its Compensation Committee, the Board approved the GFI Group Inc. Deferred Cash Award Program (the “Program”), an unfunded nonqualified deferred compensation plan for selected employees of the Company and its affiliates.  Under the Program, a participant may receive a portion of their annual or other bonus in the form of a deferred cash award under the Program.  A participant’s deferral will be credited to an account under the Program and that account will be credited with a notional rate of return (the “Return”) determined by the committee administering the Program (the “Committee”).  Neither the Company’s principal executive officer or principal financial officer, nor any other named executive officer, has received an award under the Program.

Under the general Program terms, a participant’s deferred cash award will vest on a date specified at the time of grant, subject to the participant’s continuous employment through such date, or on a participant’s death or disability.  Unless otherwise determined by the Committee, the participant’s unvested deferred cash awards will continue to vest on schedule following a termination of the participant’s employment by the Company without “cause” (as defined in the Program) or the participant’s approved retirement, provided that the participant does not violate or breach the terms of any agreement with the Company, including any award agreement or any agreement containing restrictive covenants.  Participation in the Program is conditioned upon a participant’s agreement to limitations on use of confidential and proprietary information, non-solicitation of employees, and disparagement of the Company and its affiliates.  Upon any other termination of employment, unvested deferred cash awards will be forfeited.

Unless otherwise determined by the Committee, a participant’s vested account under the Program will be distributed in a lump sum as soon as practicable following the date specified at the time a deferred cash award is granted or the participant’s death or disability (the “Maturity Date”), but in no event later than the end of the calendar year in which the Maturity Date occurs or, if later, the fifteenth day of the third month following the Maturity Date.  The Return will be paid to a participant on a biannual basis, unless otherwise determined by the Committee.  Payments under the Program that occur following a participant’s termination of employment are conditioned on the participant’s execution of a general release of claims in favor of the Company and its affiliates.

The foregoing description of the Program does not purport to be a complete summary of the Program and is qualified in its entirety by reference to the full text of the Program, which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 5.03.     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective February 12, 2013, the Board approved the Third Amended and Restated Bylaws of the Company to delineate the responsibilities of the Chief Executive Officer and to amend certain of the responsibilities of the Chairman of the Board and President.  A copy of the Third Amended and Restated Bylaws is attached as Exhibit 3.1 and incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d)  Exhibits:

Exhibit	Description

3.1	GFI Group Inc. Third Amended and Restated Bylaws.
10.1	GFI Group Inc. Deferred Cash Award Program.
99.1	Press Release, dated February 14, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GFI GROUP INC.

Date: February 14, 2013	By:
/s/ Scott Pintoff
	Name:	Scott Pintoff
	Title:	General Counsel and Corporate Secretary